The following was released to the press on December 4, 1995:


SALOMON EQUITY PARTNERSHIP PLAN

NEW YORK, DECEMBER 4, 1995 - On Wednesday, December 6, the Salomon Inc Equity Partnership Plan will distribute approximately 1.6 million shares of Salomon stock to 1990 EPP participants. The EPP is a deferred compensation plan that pays out Salomon Inc shares to plan participants five years after annual awards are made, and December 6, 1995 is the fifth anniversary of the first plan award.

In addition to the above, 1.6 million shares of Salomon Restricted stock related to the 1990 EPP Award will be freed of all restrictions on the same date.

The Salomon Inc Equity Partnership Plan continues to be an important part of the Firm's deferred compensation plans for highly compensated employees.